Exhibit 99.1

Transcat’s CEO Carl Sassano Elected Chairman of the Board;
Former Chairman Cornelius Murphy Named Lead Director

ROCHESTER, NY – October 29, 2003 – Transcat, Inc. (Nasdaq: TRNS), a leading global distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services, is pleased to announce that Carl E. Sassano, President and Chief Executive Officer, has been elected Chairman of the Board of Directors, succeeding Cornelius J. Murphy who has been elected Lead Director. As Lead Director, Mr. Murphy will preside over regularly scheduled meetings of independent directors, act as a liaison between the Board and management, and work with Transcat’s Chairman, President and CEO Carl Sassano to provide general board leadership.

Mr. Sassano stated: “We wish to acknowledge Neil’s exceptional contributions to Transcat, Inc. which span 12 years of dedicated service. We are both grateful for his long and highly effective service as a director of the Company and pleased that he has chosen to remain as Lead Director, allowing us to continue to draw upon his many years of experience.”

“As CEO, over the past year and a half we have developed an organizational and business model for profitable growth. The markets for test and measurement instruments and calibration services surpass a billion dollars each and we are well positioned to grow within them. I am thrilled to be leading both the company and the Board as Transcat enters this growth phase.”

Mr. Sassano, age 53, joined Transcat’s Board of Directors in 2000 and became President and Chief Executive Officer in 2002. He was President and Chief Operating Officer of Bausch & Lomb, Inc. in 1999 and 2000 and held numerous positions at Bausch & Lomb from 1973 to 2000. He is a member of the Board of Directors of the Rochester Institute of Technology, Genesee Corporation (NASDAQ), WXXI (the PBS affiliate for the Greater Rochester area), and the Eastman Dental Center Foundation.

Mr. Murphy, age 72, has served the company since 1995 as Chairman. He has been senior vice president in the Rochester, New York office of Goodrich and Sherwood Associates, Inc. (human resources management consulting) since 1990. For more than 35 years before that, he was employed by Eastman Kodak Company in various executive positions, including senior vice president and a director in the office of the chairman.

About Transcat, Inc.

Transcat, Inc. is a leading distributor of professional grade test, measurement, and calibration instruments and a provider of calibration and repair services primarily throughout the process, life science, and manufacturing industries.

Through the Company’s distribution products segment, Transcat markets and distributes national and proprietary brand instruments to approximately 10,000 global customers. Transcat’s Master Catalog offers easy access to more than 25,000 instruments, such as: calibrators, deadweight testers, temperature devices, multimeters, oscilloscopes, pressure pumps, testers, recorders, and related accessories, from nearly 250 of the industry’s leading manufacturers including Fluke, Hart Scientific, Agilent, Ametek, and GE-Druck. In addition, Transcat is the exclusive worldwide distributor for Altek and Transmation products. The majority of this instrumentation requires expert calibration service to ensure that it maintains the most exacting measurements.

Through the Company’s calibration services segment, Transcat offers precise, reliable, fast calibration services through ten Calibration Centers of Excellence strategically located across the United States and Canada to approximately 8,000 customers. To support the Company’s customers calibration service needs, Transcat delivers the industry’s highest quality calibration services and repairs. Each of the calibration laboratories is ISO-9000: 2000 registered with Underwriter’s Laboratories, Inc. and the scope of accreditation to ISO/IEC 17025 is the widest in the industry.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, which are subject to various risks and uncertainties. The Company’s actual results could differ from those anticipated in such forward-looking statements as a result of numerous factors that may be beyond the Company’s control.